UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2023

KURA ONCOLOGY, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37620	61-1547851
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12730 High Bluff Drive, Suite 400, San Diego, CA	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 500-8800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KURA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On June 13, 2023, we entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc., Jefferies LLC and SVB Securities LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale in a public offering of 5,660,871 shares of our common stock, par value $0.0001 per share, at a price to the public of $11.50 per share, and pre-funded warrants to purchase 3,034,782 shares of our common stock at a price to the public of $11.4999 per pre-funded warrant, which is the price per share at which shares of common stock are being sold to the public in the offering, minus $0.0001. The exercise price of each pre-funded warrant will equal $0.0001 per share and each pre-funded warrant will be exercisable from the date of issuance until fully exercised, subject to an ownership limitation. Pursuant to the Underwriting Agreement, the Underwriters have agreed to purchase the shares of common stock from us at a price of $10.81 per share and the pre-funded warrants at a price of $10.8099 per pre-funded warrant. The aggregate net proceeds to us from the offering are expected to be approximately $93.6 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and excluding the exercise of any pre-funded warrants. The closing of the offering is expected to occur on June 16, 2023, subject to customary closing conditions. In addition, we granted the Underwriters a 30-day option to purchase up to 1,304,347 additional shares of our common stock at the public offering price, less the underwriting discounts and commissions.

The Underwriting Agreement contains customary representations, warranties and agreements by us, customary conditions to closing, indemnification obligations of us and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by such parties.

The offering is being made pursuant to our effective registration statement on Form S-3 and accompanying prospectus (Registration Statement No. 333-251172), previously filed with the Securities and Exchange Commission (“SEC”), and a prospectus supplement thereunder. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this report and the form of pre-funded warrant is filed as Exhibit 4.1 to this report. The foregoing descriptions of the terms of the Underwriting Agreement and the pre-funded warrants do not purport to be complete and are qualified in their entirety by reference to such exhibits. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the securities in the offering is attached as Exhibit 5.1 hereto.

On June 13, 2023, we issued a press release announcing the commencement of the offering and on June 14, 2023 we issued a press release announcing that we had priced the offering. Copies of these press releases are attached as Exhibits 99.1 and 99.2 hereto, respectively.

Forward-Looking Statements

Certain statements contained in this report are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include, without limitation, statements about our expectations with respect to the completion, timing and size of the public offering and the expected net proceeds from the offering. Words such as “will”, “expect”, “may,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words. For such statements, we claim the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from our expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the public offering. Additional factors that could cause actual results to differ materially from those stated or implied by our forward-looking statements are disclosed in our filings with the SEC, including in the section captioned “Risk Factors” in our quarterly report on Form 10-Q for the quarterly period ended March 31, 2023 filed with the SEC on May 10, 2023. These forward-looking statements represent our judgment as of the time of this report. We disclaim any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated June 13, 2023, by and among Kura Oncology, Inc., BofA Securities, Inc., Jefferies LLC and SVB Securities LLC, as representatives of the several underwriters named therein.

4.1	Form of Pre-Funded Warrant.

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

99.1	Press Release, dated June 13, 2023, titled “Kura Oncology Announces Commencement of Public Offering of Common Stock and Pre-Funded Warrants”.

99.2	Press Release, dated June 14, 2023, titled “Kura Oncology Announces Pricing of $100 Million Public Offering of Common Stock and Pre-Funded Warrants”.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KURA ONCOLOGY, INC.

Date: June 14, 2023	By:	/s/ Teresa Bair
Teresa Bair
Chief Legal Officer